Exhibit 99.3

October 21, 2016

Board of Directors

Private Bancshares, Inc.

3565 Piedmont Road, Suite 210

Atlanta, GA 30305

Members of the Board:

BSP Securities, LLC (“BSP”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of Private Bancshares, Inc. and dated August 30, 2016, in the Proxy Statement/Prospectus of National Commerce Corporation which forms the Registration Statement on Form S-4 and the references to our firm in such Proxy Statement/Prospectus. BSP further consents to the attachment of the Opinion Letter as Appendix C of the Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BSP Securities, LLC

Northside Parkway NW / Suite 800 / Atlanta, GA 30327 (404) 848-1571 (phone)